November 12, 2004

Mr. Bohn Crain
Stonepath Group, Inc.
1600 Market Street, Suite 1515
Philadelphia, PA 19103

Dear Bohn:

     This letter has been prepared to confirm our agreement with respect to your continued role at Stonepath Group, Inc. (the “Company”).

     We have agreed as follows:

     1.      Continuation as Chief Financial Officer. You will continue to serve as Chief Financial Officer of the Company from the date of this letter through December 31, 2004 (the “Employment Period”) and will perform all of the duties that are associated with that position. During this period you will also work with the Company's new President to transition your responsibilities to your successor as Chief Financial Officer. However, at the option of the Company, you will relinquish your role as Chief Financial Officer prior to the end of the Employment Period, but continue to provide, on a full time basis, such support as may be requested by the Company within the areas of your current responsibilities.

     2.      Compensation though December 31, 2004. During the Employment Period, you will continue to receive your base salary at an annual rate of $210,000, as well as the expense allowance and expense reimbursement described in Sections 3.1(c)(iv) and 4 of the Amended and Restated Employment Agreement dated as of February 24, 2003 (the “Employment Agreement”). The payments described in this paragraph are in lieu of all payments required under Section 3 of the Employment Agreement.

     3.      Consulting Services. After the end of the Employment Period and through December 31, 2005 (the “Consulting Period”), you will consult with the Company on such matters relating to the Company's business during the term of your employment with the Company as may be reasonably requested by the Company (the “Consulting Services”) subject to the following terms and conditions:

              (a)      You will be required to dedicate no more than five days per calendar month on Consulting Services. During the period from December 31, 2004 to and including March 31, 2005, you will provide the Consulting Services during normal business hours of the Company, unless the parties otherwise agree. After March 31, 2005 through the end of the Consulting Period, the Consulting Services may be provided so as to not interfere with any obligations you may have under alternative employment. You will perform these consulting services as an independent contractor and not as an employee of the Company.

              (b)      As compensation for your Consulting Services and in lieu of any benefits that might otherwise be due to you under the Employment Agreement as a result of the early termination of your role as Chief Financial Officer, the Company will pay you the following monthly amounts, payable in advance on or before the fifth business day of the calendar month during the Consulting Period in which the Consulting Services are to be provided:

Months	Payment Per Month

January and February	$75,250
March through December	$30,100

In addition, for each full day of Consulting Services you provide during the period from December 31, 2004 to March 31, 2005, you shall receive additional compensation in an amount equal to $1,000. You will be responsible for all payroll, withholding, and other taxes with respect to the payments set forth in this subparagraph (b) and any other benefits provided to you pursuant to this letter agreement.

     4.      Pending Litigation and Administrative Proceedings. During and after the Employment Period, you will continue to provide such information and assistance as may be reasonably requested by the Company in connection with the pending litigation against you, the Company and others in the United States District Court for the Eastern District of Pennsylvania and any additional actions or any administrative actions that may be filed or instituted relating to the substantially the same matters as those involved in such pending litigation, including assisting in responding to discovery requests, participating in interviews, and appearing as a witness. You will not receive any payment for this information and assistance and your time spent in providing information and assistance pursuant to this paragraph shall not be considered part of the Consulting Services.

     5.      Options. In consideration of the early termination of your role as Chief Financial Officer and in lieu of any benefits that might otherwise be due to you under the Employment Agreement, your existing options are fully vested, subject to the following:

              (a) The Company agrees that your right to exercise the following of your options to purchase common stock of the Company (the “Options”) will be 100% vested as of the date of this letter. They are as follows:

Option#	Grant Date	Expiration Date	Exercise Price	Total

2002-1	1/10/02	1/10/12	$1.78	150,000
2002-8	7/3/02	7/30/12	$1.30	200,000
2003-1	2/24/03	2/24/13	$1.53	200,000
2003-5	3/25/03	3/25/13	$1.81	25,000

          You will have the full term of such options in which to exercise any or all of them, notwithstanding any accelerated exercise contained in any such Options.

          (b)      As you know, there is now pending in the United States District Court for the Eastern District of Pennsylvania a derivative action (Neer vs. Pelino, Crain, Scully, Coates, McCord, Jones , Lawn, and Springer) which, among other things, seeks the recovery of all equity based compensation paid to you during 2003 and 2004 under Section 304 of the Sarbanes Oxley Act of 2002. In the event that it is ultimately determined in that litigation or in any similar litigation hereafter filed (whether filed by the Company or others) that you are required to reimburse Stonepath for the equity based compensation paid to you during 2003 and 2004, the following of your options shall be cancelled as of the date of such determination and you will repay to Stonepath the amount of any profit you realized on the exercise of the following options prior to such determination:

Option#	Grant Date	Expiration Date	Exercise Price	Total

2003-26	9/5/03	9/5/13	$2.24	100,000
2004-1	1/9/04	1/9/14	$2.38	100,000
2004-33	2/26/04	2/26/14	$3.38	23,300
2004-66	5/26/04	5/26/14	$2.37	300,000

           In the event such options are not cancelled, you will have the full term of such options in which to exercise any or all of them, notwithstanding any accelerated exercise contained in any such Options.

     6.      Termination of Company's Obligations.

              The Company's obligations to you under this letter agreement shall terminate, and you shall repay all amounts and surrender or return all other benefits provided to you under this letter agreement upon the request of the Company, to the extent that:

              (a)      any court of competent jurisdiction shall determine, or if you admit, that you intentionally or recklessly engaged in, brought about, or contributed to any dishonest, fraudulent, criminal or malicious act resulting in any damage or loss to the Company or its stockholders; or

              (b)      an arbitrator in an arbitration conducted pursuant to paragraph 13 or a court of competent jurisdiction shall determine, or you admit, that you materially breached any of your obligations under your Employment Agreement or this letter agreement in any material respect and failed to cure such breach within 30 days of your receipt of written notice thereof.

     7.      Limitations on Public Resale.

              (a)      For a period of one year from the Effective Date, you will limit the sale of any shares of the Company's common stock acquired pursuant to the exercise of options to those amounts that would be permissible to be sold under Rule 144(e) of the Securities Act of 1933, as amended, as if you remained an “affiliate” of the Company at all times of such sales. Sales of securities by you not effected through the American Stock Exchange (or any other exchange on which the Company's common stock is listed) shall not be included within this limitation if such sales are completed at less than a ten percent (10%) discount to the market price for the Company's common stock at the time of the transaction.

              (b)      The limitation on public resale identified in paragraph 7(a) above shall expire in the event any one or more of the Company's senior executive officers sell any shares of the Company's common stock or any of such senior executive officers are included as selling shareholders in a registration statement filed by the Company with the Securities and Exchange Commission, except for the Company's current registration statement on Form S-8 and any amendments or replacements thereof.

     8.      Continuation of Indemnification. In consideration of your compliance with the covenants and agreements contained herein, the Company shall continue to indemnify and hold you harmless in the manner and to the extent provided for in the Company’s Bylaws and Certificate of Incorporation, as in effect on the date hereof, the terms of which shall survive this letter agreement.

     9.      Amendment of Employment Agreement. The Employment Agreement is hereby amended to the extent necessary to give effect to the provisions of this letter. Sections 6.2(d), 6(e), and 7 of the Employment Agreement are hereby deleted in their entirety. Provided that you have complied with your obligations under this letter agreement and the Employment Agreement, your obligations under Section 10.1 of the Employment Agreement shall terminate on December 31, 2004. For the avoidance of doubt, the provisions of Sections 9, 10.2, and 12 of the Employment Agreement will continue in full force and effect, and will apply to all Consulting Services provided by you during the Consulting Period.

     10.      Publicity. The Company will prepare an appropriate press release announcing a change in your role at the Company which will be subject to your prior approval; provided that in the event the Company and you are not able to reach an agreement upon the text of a press release, the Company may make such public disclosure of your resignation as it is required to make by law or the requirements of the American Stock Exchange. Neither you, nor the Company or its officers, directors or employees, will make any statement that will slander, libel or bring into disrepute any of them; provided, that each of them may accurately describe the circumstances of the change in your role.

     11.      Review by Counsel. You acknowledge that you have read and understand the contents of this letter agreement. You acknowledge that you have been specifically advised by Company to consult with an attorney before signing it and you further acknowledge that this letter agreement was reached after extensive negotiation in which you were represented by counsel. You acknowledge that you have executed this letter agreement voluntarily and of your own free will, without coercion and with full knowledge of what it means to do so. The Company has agreed to reimburse you for up to $7,500 of the fees and expenses of your attorney in the review and negotiation of this letter agreement.

     12.      Governing Law. This letter agreement will be governed by the internal, substantive laws of the State of Delaware without regard to its conflicts of laws principles.

     13.      Arbitration, Other Disputes. In the event of any dispute or controversy arising under or in connection with this letter agreement, the parties shall first promptly try in good faith to settle the dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of 30 days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in the city in which the Company has its principal executive offices in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. All administration fees and arbitration fees shall be paid solely by the Company. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Section 9 or 10 of the Employment Agreement. The prevailing party may recover attorney's fees in any dispute or controversy arising under or in connection with this letter agreement.

     If the foregoing correctly reflects our understanding, please so acknowledge by executing the enclosed copy of this letter in the space provided below and returning it to me.

Very truly yours,

ACKNOWLEDGED AND AGREED

BOHN CRAIN